EXHIBIT 99


              Exhibit 99 to the Annual Report on Form 10-K for the
                       Fiscal Year Ended December 31, 2001

     Cautionary Statements Regarding "Safe Harbor" Provisions of the Private
                    Securities Litigation Reform Act of 1995


Forward-looking statements may appear in periodic reports filed with the Securities and Exchange Commission (including the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q), in press releases, in the Company's Annual Report to Stockholders and other reports to stockholders, and in other communications made by the Company. These forward-looking statements can be identified by their use of words such as "anticipates," "expects," "is confident," "plans," "could," "will," "believes," "estimates," "forecasts," "projects" and other words of similar meaning. These forward-looking statements address various matters including the Company's results of operations, future impact of presently known trends, Euro currency, competition, liquidity, financial condition and capital resources, PREMARIN, ENBREL supply, MENINGITEC sales, foreign currency and interest rate risk, the nationwide, class action settlement relating to REDUX and PONDIMIN, and additional litigation charges related to REDUX and PONDIMIN including those for opt outs, market position and product development. These forward-looking statements are based on current expectations of future events. From time to time, the Company may provide oral and written forward-looking statements in other materials we release to the public. However, the Company undertakes no obligation to update any forward-looking statements, but investors are advised to consult any further disclosures by the Company on these forward-looking statements in its subsequent filings pursuant to the Securities Exchange Act of 1934. As permitted by the Private Securities Litigation Reform Act of 1995, the Company is hereby filing the following cautionary statements identifying important factors, which among others, could cause the Company's actual results to differ materially from expected and historical results:

     Competitive implications on the Company's pricing and marketing strategies due to the conversion to the Euro.

     Competitive factors including managed care groups, institutions and government agencies seeking price discounts; scientific and technological advances attained by competitors; patents granted to competitors; changes in promotional regulations or practices; development of alternative therapies; potential generic competition for PREMARIN and for other health care products as such products mature. In the United States, among other developments, consolidation among managed care organizations may increase price pressure and may result in managed care organizations having greater influence over prescription decisions through formulary decisions and other policies.

     Government laws and regulations affecting U.S. and international operations, including trade, monetary and fiscal policies, taxes (including the phasing out of the Section 936 income tax credit), price controls, changes in governments and legal systems, as well as actions affecting approvals of products and licensing. Uncertainties of the FDA approval process and possible regulatory action (including compliance with current good manufacturing practice (cGMP) regulations for pharmaceutical and biological products) and the regulatory approval processes and possible regulatory action of other non-U.S. countries, including, without limitation, delays in approval of new products or business interruptions related to regulatory action, or recalls or decisions not to release its products or certain lots of products.
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     Governmental factors including laws, regulations and judicial decisions at the state and federal level related to Medicare, Medicaid and health care reform; and laws and regulations affecting pricing and pharmaceutical reimbursement.

     Inherent uncertainty of pharmaceutical research, difficulties or delays in product development, manufacturing and commercialization including, but not limited to, the inability to identify viable new chemical compounds, successfully complete clinical trials, difficulties in manufacturing complex products, particularly biological products, on a commercial scale, and gain and maintain market acceptance of approved products. Difficulties or delays in product development can also affect the Company's other businesses. New product candidates that appear promising in development may fail to reach market for numerous reasons. They may be found to be ineffective or to have harmful side effects in clinical or pre-clinical testing, or be too difficult or too expensive to manufacture.

     Changes in inventory levels maintained by pharmaceutical wholesalers can cause reported sales for a particular period to differ significantly in either direction from underlying prescriber demand.

     Difficulties or delays in product manufacturing or marketing, including but not limited to, the inability to build up production capacity commensurate with demand, the ability of our suppliers to provide raw material, or the failure to predict market demand for or to gain market acceptance of approved products could affect future results.

     Unexpected safety or efficacy concerns arising with respect to marketed products, whether or not scientifically justified, leading to product recalls, withdrawals or declining sales.

     Growth in costs and expenses, including changes in product mix, and the impact of any acquisitions or divestitures, restructuring and other unusual items that could result from evolving business strategies, impairments in asset carrying values, and changing organizational structures.

     Product liability litigation related to the Company's health care and other products including, without limitation, litigation associated with the Company's diet drug products, REDUX and PONDIMIN. Other legal factors include, without limitation, antitrust litigation, tax matters, environmental and security law concerns, derivative actions, complying with the consent decree with the FDA, changes in intellectual property legal protections and remedies, and patent disputes with competitors, any of which could preclude commercialization or negatively affect the profitability of existing products or products in development.

     Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Emerging Issues Task Force, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants, which are adverse to the Company.

     Continued consolidation in the health care industry and the ability to attract and retain management and other key employees could affect the Company's competitive position.

     Changing economic conditions including inflation and fluctuations in interest rates and foreign currency exchange rates.

     This list should not be considered an exhaustive statement of all potential risks and uncertainties.